Exhibit 10.30

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made between QuantumScape Corporation, a Delaware corporation (the “Company”), QuantumScape Battery, Inc. (the “Employer”), and [                    ] (the “Executive”), effective on the date of the Company’s signature below (the “Effective Date”).

This Agreement provides certain protections to the Executive in connection with a change in control of the Company or in connection with the involuntary termination of the Executive’s employment under the circumstances described in this Agreement.

For good and value consideration, the Company and the Employer and the Executive agree as follows:

1.    Term of Agreement. This Agreement will have an initial term of three years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date and each anniversary thereafter, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least 90 days prior to the date of automatic renewal. If a Change in Control occurs when there are fewer than 12 months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is 12 months following the effective date of the Change in Control. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied. For clarity, an election by the Company not to renew this Agreement for an Additional Term will not be deemed to be a termination of Executive’s employment without Cause or grounds for a resignation for Good Reason and, accordingly, Executive will not become eligible for severance benefits under Section 3 as a result thereof.

2.    At-Will Employment. The Company, the Employer and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law.

3.    Severance Benefits.

(a)    Non-CIC Qualified Termination. On a Non-CIC Qualified Termination, the Executive will be eligible to receive the following payment and benefits from the Company or the Employer, as applicable:

(i)    Salary Severance. Executive will be paid continuing payments of severance pay at a rate equal to Executive’s Base Salary for [CEO: twelve (12) months / Executives: 6 months] from the date of such termination of employment (the “Continuance Period”), to be paid periodically in accordance with the Company Group’s normal payroll policies.

FORM

(ii)    Bonus. A lump-sum payment equal to 50% of the greater of (x) the projected amount of Executive’s bonus for the fiscal year in which the Non-CIC Qualified Termination Occurs; or (y) Executive’s target annual bonus as in effect for the fiscal year in which the Non-CIC Qualified Termination occurs. Notwithstanding the foregoing, the Parties acknowledge and agree that for executives other than the Chief Executive Officer, the payment of any bonus amount is in the sole discretion of the Committee.

(iii)    Health Benefit. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company or the Employer will pay Executive’s COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of [CEO: twelve (12) months / Executives: 6 months] from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans.

(b)    CIC Qualified Termination. On a CIC Qualified Termination, the Executive will be eligible to receive the following payment and benefits from the Company or the Employer, as applicable:

(i)    Salary Severance. A lump-sum payment equal to 100% of the Executive’s Base Salary.

(ii)    Bonus Severance. A lump-sum payment equal to 100% of the greater of (x) the projected amount of Executive’s bonus for the fiscal year in which the CIC Qualified Termination occurs; or (y) Executive’s target annual bonus as in effect for the fiscal year in which the CIC Qualified Termination occurs.

(iii)    Health Benefit. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company or the Employer will pay Executive’s COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twelve (12) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans.

(iv)    Equity Vesting. 100% of the then-unvested shares subject to each of the Executive’s then-outstanding equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the then-outstanding portion of an equity award may vest and become exercisable under this provision). In the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at 100% of target levels. Any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the 61st day following the CIC Qualified Termination. For the avoidance of doubt, if the Executive’s qualified termination occurs prior to a Change in Control, then any unvested portion

FORM

of the Executive’s then-outstanding equity awards will remain outstanding for 3 months or the occurrence of a Change in Control (whichever is earlier) so that any benefits due on a CIC Qualified Termination can be provided if a Change in Control occurs within 3 months following the qualified termination (provided that in no event will the Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). In that case, if no Change in Control occurs within 3 months following a qualified termination, any unvested portion of the Executive’s equity awards automatically will be forfeited permanently on the 3-month anniversary of the qualified termination without having vested.

(c)    Termination other than a Qualified Termination. If the termination of Executive’s employment with the Company Group is not a Non-CIC Qualified Termination or a CIC Qualified Termination, then the Executive will not be eligible to receive severance or other benefits under this Agreement.

(d)    Non-Duplication of Payment or Benefits. If (i) the Executive’s qualified termination occurs prior to a Change in Control that qualifies Executive for severance payments and benefits under Section 3(a) and (ii) a Change in Control occurs within the 3-month period following Executive’s qualified termination that qualifies Executive for severance payments and benefits under Section 3(b), then (A) the Executive will cease receiving any further payments or benefits under Section 3(a) and (B) the Executive will receive the payments and benefits under Section 3(b) instead but each of the payments and benefits otherwise payable under Section 3(b) will be offset by the corresponding payments or benefits the Executive already received under Section 3(a).

(e)    Death of the Executive. If the Executive dies before all payments or benefits the Executive is entitled to receive under this Agreement have been paid, the unpaid amounts will be paid to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a lump-sum payment as soon as possible following the Executive’s death.

(f)    Transfer between the Company Group. For purposes of this Agreement, if the Executive is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause but may give the Executive the ability to resign for Good Reason, subject to Section 7(k).

(g)    Exclusive Remedy. In the event of a termination of the Executive’s employment with the Company Group, the provisions of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement, subject to applicable law.

4.    Accrued Compensation. On any termination of the Executive’s employment with the Company Group, the Executive will be entitled to receive all accrued but unpaid vacation (if any), expense reimbursements, wages, and other benefits due to the Executive under any Company-provided plans, policies, and arrangements.

FORM

5.    Conditions to Receipt of Severance.

(a)    Separation Agreement and Release of Claims. The Executive’s receipt of any severance payments or benefits upon the Executive’s qualified termination under Section 3 is subject to the Executive signing and not revoking the Company Group’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the Company Group, a confidentiality clause, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions) (the “Release” and that requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Executive’s qualified termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline due to the actions of the Executive (including refusal to sign the Release), the Executive will forfeit any right to severance payments or benefits under Section 3. In no event will severance payments or benefits under Section 3 be earned or provided until the Release actually becomes effective and irrevocable. If earned, none of the severance payments and benefits payable upon the Executive’s qualified termination under Section 3 will be paid or otherwise provided prior to the 60th day following the Executive’s qualified termination. Except with respect to (1) the extent that payments are delayed under Section 5(c), or (2) the timing of settlement of equity awards under Section 3(b)(iv), on the first regular payroll pay day following the 60th day following the Executive’s qualified termination, the Company or the Employer will pay or provide the Executive the severance payments and benefits that the Executive would otherwise have received under Section 3 on or prior to that date, with the balance of the severance payments and benefits being paid or provided as originally scheduled.

(b)    Return of Company Property. The Executive’s receipt of any severance payments or benefits upon the Executive’s qualified termination under Section 3 is subject to the Executive returning all documents and other property provided to Executive by any member of the Company Group (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Executive), developed or obtained by Executive in connection with his employment with the Company Group, or otherwise belonging to the Company Group.

(c)    Section 409A. The Company and the Employer intend that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted in accordance with this intent. No payment or benefits to be paid to the Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. If, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on

FORM

the first payroll date that occurs on or after the date that is 6 months and 1 day following the Executive’s termination of employment. The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company Group reimburse the Executive for any taxes that may be imposed on the Executive as a result of Section 409A.

(d)    Resignation of Officer and Director Positions. The Executive’s receipt of any severance payments or benefits upon the Executive’s qualified termination under Section 3 is subject to the Executive resigning from all officer and director positions with all members of the Company Group and Executive executing any documents the Company or the Employer may require in connection with the same.

6.    Limitation on Payments.

(a)    Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from any Company Group member or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, the acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards unless the Executive elects in writing a different order for cancellation. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Executive will not be reimbursed by any member of the Company Group for any of those payments of personal tax liability.

(b)    Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and the Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to that date if events occur that result in parachute

FORM

payments to the Executive at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Executive will furnish to the firm any information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any determination by the firm will be binding upon the Company, the Employer and the Executive, and the Company and the Employer will have no liability to the Executive for the determinations of the firm.

7.    Definitions. The following terms referred to in this Agreement will have the following meanings:

(a)    “Base Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s qualified termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to the reduction) or, if the Executive’s qualified termination is a CIC Qualified Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.

(b)    “Board” means the Company’s Board of Directors.

(c)    “Cause” means the occurrence of any of the following: (i) any willful, material violation by the Executive of any law or regulation applicable to the business of any Company Group member, the Executive’s conviction for, or plea of guilty or no contest to, a felony or a crime involving moral turpitude, or any willful perpetration by the Executive of a common law fraud, (ii) the Executive’s commission of an act of personal dishonesty which involves personal profit in connection with any Company Group member or any other entity having a business relationship with any Company Group member, (iii) any material breach by the Executive of any material provision of any agreement or understanding between any Company Group member and the Executive regarding the terms of the Executive’s service as an employee, officer, director or consultant to any Company Group member, including without limitation, the willful and continued failure or refusal of the Executive to perform the material duties required of the Executive as an employee, officer, director or consultant of any Company Group member, other than as a result of having a Disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between any Company Group member and the Executive, (iv) the Executive’s disregard of the policies of any Company Group member so as to cause material loss, damage or injury to the property, reputation or employees of any Company Group member, (v) any other misconduct by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, any Company Group member, or (vi) Executive’s continued failure to cooperate in good faith with a governmental or internal investigation of any Company Group member or its directors, officers or employees, if the Company Group has requested Executive’s cooperation.

FORM

(d)    “Change in Control” has the meaning ascribed to such term in the Company’s 2020 Equity Incentive Plan.

(e)    “Change in Control Period” means the period beginning 3 months prior to a Change in Control and ending 12 months following a Change in Control.

(f)    “CIC Qualified Termination” means termination of the Executive’s employment either (i) by a Company Group member without Cause (excluding by reason of Executive’s death or Disability) or (ii) by the Executive for Good Reason, in either case, during the Change in Control Period.

(g)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h)    “Code” means the Internal Revenue Code of 1986, as amended.

(i)    “Committee” means the Compensation Committee of the Board.

(i)    “Company Group” means the Company and its subsidiaries.

(j)    “Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Board or the Committee.

(k)     “Good Reason” means the termination of the Executive’s employment with the Company Group by the Executive after the occurrence of one or more of the following events without the Executive’s express written consent: (i) a material reduction of the Executive’s duties, title, authorities, or responsibilities relative to the Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction; (ii) a reduction by a Company Group member in the Executive’s rate of annual base salary by more than 20%; (iii) a material change in the geographic location of the Executive’s primary work facility or location by more than 50 miles from the Executive’s then present location; provided, that a relocation to a location that is within 50 miles from the Executive’s then-present primary residence will not be considered a material change in geographic location, or (iv) failure of a successor corporation to assume the obligations under this Agreement as contemplated by Section 8(a).

In order for the termination of the Executive’s employment with a Company Group member to be for Good Reason, the Executive must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 30 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and the Executive must terminate the Executive’s employment within 30 days following the Cure Period.

FORM

(l)    “Non-CIC Qualified Termination” means termination of the Executive’s employment outside of the Change in Control Period by a Company Group member without Cause (excluding by reason of Executive’s death or Disability).

8.    Successors.

(a)    The Company’s Successors. Any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company Group’s business and/or assets must assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform those obligations in the absence of a succession. For all purposes under this Agreement, the terms “Company” and “Company Group” will include any successor to their business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)    The Executive’s Successors. The terms of this Agreement and all rights of the Executive under this Agreement will inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

9.    Notice.

(a)    General. All notices and other communications required or permitted under this Agreement shall be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) upon transmission by e-mail, (iii) 24 hours after confirmed facsimile transmission, (iv) 1 business day after deposit with a recognized overnight courier or (v) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address:

QuantumScape Corporation

1730 Technology Drive

San Jose, CA 95110

Attention: Board of Directors

(b)    Notice of Termination. Any termination of Executive by a Company Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9(a) of this Agreement. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 30 days after the later of (i) the giving of the notice or (ii) the end of any applicable cure period). The termination of the Executive’s

FORM

employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect that resignation.

10.    Arbitration.

(a)    Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act will also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b)    Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company or the Employer may have with Executive.

(c)    Procedure. Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator will have the power to award any remedies available under applicable law, and the arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator will apply substantive and

FORM

procedural California law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the arbitrator will be in writing. Any arbitration under this Agreement will be conducted in Santa Clara County, California.

(d)    Remedy. Except as provided by the Act, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company or the Employer. Accordingly, except as provided by the Act and this Agreement, neither Executive, the Company, nor or the Employer will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company Group policy, and the arbitrator will not order or require the Company or the Employer to adopt a policy not otherwise required by law which the Company or the Employer has not adopted.

(e)    Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f)    Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company, the Employer or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

11.    Miscellaneous Provisions.

(a)    No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that the Executive may receive from any other source.

(b)    Waiver; Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company or the Employer (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

FORM

(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)    Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement, including, for the avoidance of doubt, any other employment letter or agreement, severance policy or program, or equity award agreement.

(e)    Choice of Law. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, Employee hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against the Executive by the Company or the Employer.

(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(g)    Withholding. All payments and benefits under this Agreement will be paid less applicable withholding taxes. Any member of the Company Group is authorized to withhold from any payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions. No member of the Company Group will pay the Executive’s taxes arising from or relating to any payments or benefits under this Agreement.

(h)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]

FORM

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

COMPANY	QUANTUMSCAPE CORPORATION

By:

Title:

Date:

EMPLOYER	QUANTUMSCAPE BATTERY, INC.

By:

Title:

Date:

EXECUTIVE
[NAME]

Date:

[Signature page to Change in Control and Severance Agreement]